Exhibit 5.1

Jolie Kahn, Esq.

12 E. 49th Street, 11th floor

New York, NY 10017

January 22, 2020

ToughBuilt Industries, Inc.

25371 Commercentre Drive, Suite 200

Lake Forest, California 92630

Ladies and Gentlemen:

We have acted as counsel to ToughBuilt Industries, Inc., a Nevada corporation (the “Company”), in connection with the Company’s registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale of up to (i) $8,000,000 aggregate purchase amount (and up to $9.2 million with underwriter’s over allotment) of our shares of common stock (the “Shares”), (ii) warrants to purchase one-half of one share of common stock (the “Warrants”), (iii) pre-funded warrants to purchase one share of common stock (the “Pre-Funded Warrants”), (iv) the shares of our common stock issuable upon exercise of the Warrants (the “Warrant Shares”), (v) the shares of our common stock issuable upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) and (vi) the shares of our common stock issuable upon exercise of the warrant (the “Underwriter Warrant”) being granted to Maxim Group LLC, the representative of the underwriters (the “UW Warrant Shares”); the Shares, Warrants, Pre-Funded Warrants, Pre-Funded Warrant Shares, Warrant Shares and UW Warrant Shares are collectively referred to herein as the “Securities”), issued by the Company. The Securities are to be sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Maxim Group LLC the form of which is filed as Exhibit 1.1 to the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company’s certificate of incorporation, as amended to date, (iii) the Company’s by-laws, as amended to date, (iv) certain resolutions of the Board of Directors of the Company, (v) the form of Warrants, (vi) the form of Warrant Agent Agreement between the Company and the proposed warrant agent (the “Warrant Agent Agreement”) and (vii) the form of Underwriter Warrant. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that I have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies.

Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable;

2. the Warrants and Pre-Funded Warrants have been duly authorized for issuance, and, when issued, delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued and will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general applicability;

3. the Warrant Shares, when issued and delivered by the Company upon exercise of the Warrants against payment therefor, as set forth in the Registration Statement, the Underwriting Agreement, the Warrants and the Warrant Agent Agreement, will be validly issued, fully paid and nonassessable;

4. the UW Warrant Shares, when issued and delivered by the Company upon exercise of the Underwriter Warrant against payment therefor, as set forth in the Registration Statement, the Underwriting Agreement and the Underwriter Warrant, will be validly issued, fully paid and nonassessable; and

5. the Pre-Funded Warrant Shares, when issued and delivered by the Company upon exercise of the Pre-Funded Warrants against payment therefor, as set forth in the Registration Statement, the Underwriting Agreement, the Warrants and the Warrant Agency Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion other than as to the federal laws of the United States of America, the laws of New York State, and the Nevada Business Corporation Law (also including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting the forgoing). We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Very truly yours,

/s/ Jolie G. Kahn, Esq.